Exhibit 10.2

FORM OF

DIRECTOR AGREEMENT

DIRECTOR AGREEMENT (this “Agreement”) made as of the ___ day of [__] by and between Drone Aviation Holding Corp., a Nevada corporation (the “Company”) and _________ (“Nominee”).

WHEREAS, the Company desires to attract and retain a director who will consent to serve a member of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company believes that Nominee possesses valuable qualifications and abilities to serve on the Company’s Board.

NOW, THEREFORE, the parties agree as follows:

1. Service to the Board.

(a) Service as a Director. Nominee consents to serve as a Director of the Company for a term of up to [__] years if elected or appointed and, upon re-appointment or election to the Board of the Company, to serve as a member of the Board of the Company.

Nominee agrees that upon appointment or election he will dutifully perform his responsibilities as a director in good faith, in accordance with applicable law, and in accordance with the Articles of Incorporation, bylaws and other policy and procedures applicable to such service. Upon appointment to the Board, Nominee shall resign from the Board of Directors of the Company, upon the request of the Chief Executive.

Nominee understands that this Agreement does not constitute an offer to serve as a director of the Company, or as an employee, or in any other capacity and that appointment shall only occur by vote of the Board or shareholders of the Company. Nominee understands and agrees that if the Company offers Nominee employment, the Company may request a background check consisting of a criminal history and other background checks to be used solely for employment-related purposes and understands an offer and any position will be contingent on the receipt and evaluation of the background check report.

2. Compensation and Expenses.

(a) Compensation. The Company agrees to adopt or has adopted compensation plans for directors applicable to Nominee, in the event Nominee becomes a director, as follows:

●	Annual fee of $[__], payable in monthly installments in accordance with the Company’s past accounting practices; and

●	[__] options to purchase the Company’s unregistered common stock at an exercise price based on the closing price of the Company’s common stock on the Appointment Date (the “Options”). The Options shall vest [__]% one year from the Appointment Date and [__] 50% two years from the Appointment Date so long as Nominee is a member of the Company’s Board of Directors. The Options will be exercisable at any time after they vest and prior to the four year anniversary of the Appointment Date. The Option shall be issued in compliance with all rules and regulations of the United States Securities and Exchange Commission pursuant to the terms of a Stock Option Agreement to be provided by the Company. The Options granted to Nominee shall be in effect subject to Nominee’s continuous service as a member of the Board. In the event that Nominee’s service is terminated prior to the two (2) year anniversary of the Appointment Date for any reason, all unvested options shall be forfeited.

(b) Expenses. The Company shall reimburse Nominee for all reasonable and necessary out-of-pocket expenses, including travel, incurred in connection with the performance of Nominee’s duties as a director on behalf of the Company (“Expenses”), upon submission of adequate documentation therefor.

(c) Insurance. The Company presently maintains a policy of directors’ and officers’ insurance coverage with a liability limit of $2,000,000 (“D&O Insurance”). In the event any notice of termination or significant change in coverage or terms of D&O Insurance are received by the Company, prompt written notice shall be provided Nominee for so long as he serves as a director of the Company and during any subsequent period during which Nominee may be entitled to the benefit of such D&O Insurance.

3. Confidentiality. Nominee acknowledges that he shall be obtaining access to certain confidential information concerning the Company and its plans and affairs, including, but not limited to, business methods, systems, scheduling, financial data, intellectual property and strategic plans which are unique assets (“Confidential Information”). Nominee covenants and agrees to not, directly or indirectly, in any manner, utilize or disclose to any person, firm or entity, such Confidential Information.

4. Termination. This Agreement shall terminate upon resignation, removal or failure of Nominee to be appointed or re-appointed by the Company’s shareholders as a director of the Company as provided for in the Company’s bylaws or as provided for under Nevada law, provided that any provision of this Agreement not capable of performance prior to termination shall survive, shall survive such termination for the period necessary for performance.

5. Assignment. The duties and obligations of Nominee under this Agreement are personal and therefore Nominee may not assign any right or duty under this Agreement without the prior written consent of the Company.

6. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

DRONE AVIATION HOLDING CORP.

By:
Name:	Jay N. Nussbaum
Title:	Chief Executive Officer

NOMINEE:

Name: [__]
Business Address: